SUB-ITEM 77Q3



DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.

FOR PERIOD ENDING 10/31/2002
FILE NUMBER 811-1424
SERIES NO.: 7



74U.  1.  Number of shares outstanding (000's Omitted)
          Class A Shares        246,501
      2. Number of shares outstanding of a second class of open-end company shares (000's Omitted)
          Class B Shares         32,199
          Class C Shares         10,319
          Class R Shares             19
          Institutional Class        19

74V.  1.  Net asset value per share (to nearest cent)
          Class A Shares          $7.30
      2. Net asset value per share of a second class of open-end company shares (to nearest cent)
          Class B Shares          $7.04
          Class C Shares          $7.04
          Class R Shares          $7.29
          Institutional Class     $7.32